Exhibit 99.1

                      JACKSONVILLE BANCORP ANNOUNCES RECORD
                 EARNINGS -- INCREASE OF 113% OVER PREVIOUS YEAR

JACKSONVILLE, Fla., October 27 /PRNewswire-FirstCall/ -- Jacksonville Bancorp, Inc. (Nasdaq: JAXB) reported quarterly net earnings of $676,000, or $.39 per basic and $.38 per diluted share, for the third quarter of 2005, compared to $317,000, or $.20 and $.19 per basic and fully diluted share, respectively, for the third quarter of 2004. Third quarter 2005 earnings increased $233,000, or $0.13 per basic and diluted share, compared to second quarter 2005 earnings of $443,000, or $0.26 per basic and $0.25 per fully diluted share, respectively. For the first nine months of 2005, Jacksonville Bancorp reported diluted earnings per share of $0.83, a $.21 increase over the same period in 2004. Net income for the first nine months was $1,486,000 which represents a 43.57% increase over the $1,035,000 earned during the same period in 2004.

Total assets increased 23.28% to $261.6 million, from $212.2 million at September 30, 2004. Total loans and deposits increased 26.80% and 22.67%, respectively, with gross loans of $224.0 million, up from $176.7 million at September 30, 2004, and deposits rising to $232.3 million from $189.4 million.

Third quarter 2005 net interest income increased 35.97% to $2.44 million, from $1.80 million in 2004; the net interest income as a percentage of average interest earning assets increased 49 basis points to 3.98%, from 3.49% for the same period in 2004. The improvement is due to significant loan growth and the ongoing rise in short term rates by the Federal Reserve Board as well as the ongoing strategy to attract and retain low cost core deposits.

"We are very pleased with the momentum we have in terms of growing our company, our earnings and our customer base," said Gilbert J. Pomar, III, president and chief executive officer. "The dramatic increase in core deposits, up $62.4 million over the same period last year, has contributed to our margin increase of nearly 50 basis points. We are enjoying the benefits of some of our prior deposit initiatives as well as our continued efforts to enhance our talented staff. Loan growth continues to be strong, and the loan portfolio is performing exceptionally well."

Noninterest income increased by 35.47% over third quarter 2004 partially due to income earned on a $4.5 million BOLI contract entered into by the bank during the second quarter of 2005. Noninterest expense increased by 8.55% over the 2004 period, due primarily to investments to position the Company for the future by increasing the experience and talent of its personnel and the relocation of the Company's main office and headquarters during the fourth quarter of 2004.

The allowance for loan losses as a percentage of loans was .94% as compared to 1.10% in 2004; the decline is a result of the quality and strength of the loan portfolio and management's analysis of the adequacy of the reserve which would be required to absorb estimated probable losses in the Company's loan portfolio.

Basic weighted shares outstanding increased by 160,546 from the third quarter 2004 as a result of all remaining stock warrants, from a 2002 offering that expired on September 30, 2004, being exercised. The Company is utilizing the additional capital to support its continuing growth.

Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market. The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals in Jacksonville, Florida. The Jacksonville Bank currently operates out of three locations in the downtown, Mandarin and East Arlington areas of Jacksonville. Two new locations, in Ortega at Roosevelt Boulevard and San Juan Avenue, and in Southside at the intersection of Gate Parkway and 9A, are expected to be opened by the first quarter of 2006. More information is available at its website at www.jaxbank.com or by calling Valerie Kendall at 904-421-3051.

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions, and uncertainties. The risks, uncertainties, and factors affecting actual results, include but are not limited to: our relatively limited operating history; economic and political conditions, especially in North Florida; competitive circumstances; bank regulation, legislation, accounting principles, and monetary policies; the interest rate environment; success in minimizing credit risk and nonperforming assets; and technological changes. The Company's actual results may differ significantly from the results discussed in forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Additional information regarding risk factors can be found in the Company's filings with the Securities and Exchange Commission.

                           JACKSONVILLE BANCORP, INC.
                                   (Unaudited)
                  (Dollars in thousands except per share data)

                                                              Three Months      Three Months      Nine Months       Nine Months
                                                             Ended Sept.30,    Ended Sept.30,    Ended Sept.30,    Ended Sept.30,
                                                                 2005              2004              2005              2004
                                                             --------------    --------------    --------------    --------------
Earnings Summary
----------------
Total interest income ....................................   $        4,175    $        2,840    $       11,171    $        7,800
Total interest expense ...................................            1,733             1,044             4,558             2,791
                                                             --------------    --------------    --------------    --------------
   Net interest income ...................................            2,442             1,796             6,613             5,009
Provision for loan losses ................................              141                98               369               282
                                                             --------------    --------------    --------------    --------------
   Net interest income after provision for loan losses ...            2,301             1,698             6,244             4,727
Noninterest income .......................................              275               203               739               629
Noninterest expense ......................................            1,511             1,392             4,638             3,696
                                                             --------------    --------------    --------------    --------------
   Income before income tax ..............................            1,065               509             2,345             1,660
Income tax provision .....................................              389               192               859               625
                                                             --------------    --------------    --------------    --------------
   Net income ............................................   $          676    $          317    $        1,486    $        1,035
                                                             ==============    ==============    ==============    ==============
Summary Average Balance Sheet
-----------------------------
Loans, gross .............................................   $      217,941    $      173,290    $      205,966    $      164,782
Securities ...............................................           22,934            22,294            23,869            17,754
Other earning assets .....................................            2,273             9,135             1,938             8,284
                                                             --------------    --------------    --------------    --------------
   Total earning assets ..................................          243,148           204,719           231,773           190,820
Other assets .............................................           11,937             7,257            10,034             7,117
                                                             --------------    --------------    --------------    --------------
   Total assets ..........................................   $      255,085    $      211,976    $      241,807    $      197,937
                                                             ==============    ==============    ==============    ==============
Interest bearing liabilities .............................   $      198,697    $      172,662    $      190,789    $      161,686
Other liabilities ........................................           37,555            23,960            32,698            21,851
Shareholders' equity .....................................           18,833            15,354            18,320            14,400
                                                             --------------    --------------    --------------    --------------
   Total liabilities and shareholders' equity ............   $      255,085    $      211,976    $      241,807    $      197,937
                                                             ==============    ==============    ==============    ==============
Per Share Data
--------------
Basic earnings per share .................................   $         0.39    $         0.20    $         0.87    $         0.69
Diluted earnings per share ...............................   $         0.38    $         0.19    $         0.83    $         0.62
Book value per basic share at end of period ..............            11.24             10.30             11.24             10.30
Basic weighted average shares outstanding ................        1,712,236         1,551,690         1,710,306         1,503,078
Diluted weighted average shares outstanding ..............        1,799,187         1,707,889         1,797,106         1,660,613
Total shares outstanding at end of period ................        1,711,666         1,707,866         1,711,666         1,707,866
Closing market price per share ...........................   $        28.45    $        25.55    $        28.45    $        25.55

Selected Ratios
---------------
Return on average assets .................................             1.05%             0.59%             0.82%             0.70%
Return on average equity .................................            14.24%             8.19%            10.84%             9.60%
Average equity to average assets .........................             7.38%             7.24%             7.58%             7.28%
Interest rate spread .....................................             3.35%             3.11%             3.25%             3.15%
Net interest margin ......................................             3.98%             3.49%             3.81%             3.51%
Allowance for loan losses as a percentage of total loans..             0.94%             1.10%             0.94%             1.10%
Net charged off loans as a percentage of average loans ...             0.01%            -0.01%             0.07%             0.01%
Efficiency ratio .........................................            55.61%            69.63%            63.08%            65.56%

                                                     Sept. 30       Sept. 30
Summary Balance Sheet                                  2005           2004
---------------------                              ------------   ------------
Cash and cash equivalents ......................   $      4,747   $      8,674
Securities .....................................         23,655         23,657
Loans, net .....................................        221,924        174,749
All other assets ...............................         11,320          5,150
                                                   ------------   ------------
   Total assets ................................   $    261,646   $    212,230
                                                   ============   ============
Deposit accounts ...............................   $    232,300   $    189,373
All other liabilities ..........................         10,111          5,259
Shareholders' equity ...........................         19,235         17,598
                                                   ------------   ------------
   Total liabilities and shareholders' equity ..   $    261,646   $    212,230
                                                   ============   ============